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                     September 14, 2022

       Gary Teplis
       President and Chief Executive Officer
       Altitude Acquisition Corp.
       400 Perimeter Center Terrace, Suite 151
       Atlanta, Georgia 30346

                                                        Re: Altitude
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed August 26,
2022
                                                            File No. 001-39772

       Dear Mr. Teplis:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Sarah Ross, Esq.